PetLife Pharmaceuticals Hires InnoVision Therapeutics in Preparation of Vitalzul™ FDA Submission

Aug 25, 2016

OTC Disclosure & News Service

HANCOCK, Md., Aug. 25, 2016 (GLOBE NEWSWIRE) — PetLife Pharmaceuticals, Inc. (OTCQB:PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, is pleased to announce the signing of a contract with InnoVision Therapeutics, a major step towards the Center for Veterinary Medicine (CVM)/FDA testing and approval process for Vitalzul™.

PetLife, having already made a deposit with InnoVision, will immediately begin pre-INAD studies (Investigational New Animal Drug) of Vitalzul™ with InnoVision Therapeutics.

InnoVision will work with the company to set up an initial meeting with the CVM to present and refine the regulatory pathway. Experts estimate that it will take between 18-24 months to complete the necessary pre-clinical and clinical studies needed for final FDA review.

Vitalzul™ is a new pet oncological treatment, based on Escozine, a blue scorpion venom treatment, which has been used for years to treat humans with cancer in many countries with no signs of toxicity or complications during clinical use. With its ease of administering and significantly lower cost than traditional treatments, PetLife is excited about its new Vitalzul™ product line and expects strong market acceptance.

“We are pleased to be working with PetLife Pharmaceuticals. Our great success with Escozine as a therapeutic drug in Humans will be of great benefit to PetLife’s Vitalzul™ CVM/FDA process,” stated Dr. Mishra, Managing Director of InnoVision Therapeutics.

Dr. Salvagno, CEO of PetLife Pharmaceuticals, comments on the company’s progress “We are delighted that InnoVision is taking PetLife on as a new client. Navigating the CVM/FDA waters is challenging and InnoVision’s experience will facilitate smooth travels. Moving our process forward opens up a new frontier in the ongoing oncological battle in pets, providing for less expensive and more effective treatment methods.”

Petlife Pharmaceuticals will be presenting Vitalzul™ at the San Francisco Money Show: August 23-25, 2016.

Petlife’s 506 Private Placement Memorandum is available only to accredited investors.

About InnoVision Therapeutics

InnoVision Therapeutics recognizes the vast potential of early stage Drug discovery and biological research, but realizes that it is only with the careful design and implementation of a sound development plan will this potential be realized. InnoVision Therapeutics experienced management team, Scientific Advisory Board and Board of Directors, apply a complex and rigorous screening process in order to determine which projects will be accepted. Once a project is accepted InnoVision Therapeutics designs a comprehensive drug development plan and assumes full responsibility for its progress and success. Throughout the process, InnoVision Therapeutics strives to maintain strong involvement of the inventors, companies and universities as partners in the drug development program. InnoVision Therapeutics is continuously seeking new therapeutic projects for a wide array of indications by partnering with innovative researchers and pharmaceutical companies to further develop their compounds to maximize the opportunity to create effective and marketable therapies.

For more information about InnoVision Therapeutics, please visit their website: http://www.innovision-pharma.com/

About Center for Veterinary Medicine (CVM)

The Center for Veterinary Medicine protects public and animal health by ensuring that animal drugs and medicated feeds are safe and effective and that food from treated animals is safe to eat. The responsibilities of CVM have a direct effect on the safety of the human food supply and on the safety to animals that are treated with veterinary products.

CVM regulates drugs, devices, and food additives for over 100 million companion animals, plus millions of poultry, cattle, swine, and minor animal species. (Minor animal species include animals other than cattle, swine, chickens, turkeys, horses, dogs, and cats.) For additional information, please visit: http://www.fda.gov/aboutfda/centersoffices/officeoffoods/cvm/default.htm

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB:PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife’s mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication to the world of veterinary oncology — with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Safe Harbor

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: PetLife encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by the Company, that are not purely historical are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company’s business prospects and performance. The Company’s actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the Company’s filings with the SEC on Forms 10-K, 10-Q, and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

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